Exhibit 16.1

Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

March 13, 2024

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, D.C. 20549

Re: Roma Green Finance Limited

Dear Sir or Madam:

We have read the statements made by Roma Green Finance Limited of its Form 6-K dated March 13, 2024. We agree with the statements concerning our firm in such Form 6-K; we are not in a position to agree or disagree with other statements of Roma Green Finance Limited contained therein.

Very truly yours,

/s/ KCCW Accountancy Corp
Diamond Bar, CA